Exhibit 16.1

June 28, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by China Commercial Credit, Inc. under Item 4.01 of its Form 8-K dated June 28, 2018. We agree with the statements concerning our Firm in paragraphs 2, 3 and 4 of Item 4.01(a); we are not in a position to agree or disagree with other statements of China Commercial Credit, Inc. contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

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